EXHIBIT 11

ROOM PLUS, INC.

Computation of Earnings per Common Share
(See Note 1 of Notes to Financial Statements)

                                                            Years Ended December 31
                                                              1997           1996
                                                         ------------    -----------
Basic/diluted loss per share                                              (proforma)
Net loss applicable to common stock                       $(1,900,051)   $    (3,085)
                                                          ===========    ===========

Weighted average common shares outstanding                  4,385,000      2,983,125

Stock options and warrants issued to outside
consultants and employees within one year of the
Offering at less than the initial public offering price          --          913,750
                                                          -----------    -----------
Total common shares and equivalent common shares            4,385,000      3,896,875
                                                          ===========    ===========

Basic/diluted loss per common share$                             (.43)   $        --
                                                          ===========    ===========


Computation of dilutive loss per share would have an anti-dilutive effect.